Filed Pursuant to Rule 424(b)(3)
Registration No. 333-259040

PROSPECTUS FOR

UP TO 15,650,820 SHARES OF COMMON STOCK AND

UP TO 4,400,000 WARRANTS TO PURCHASE SHARES OF COMMON STOCK OF HIPPO HOLDINGS INC.

This prospectus relates to (i) the resale by certain of the securityholders named in this prospectus (each a “Selling Securityholder” and, collectively, the “Selling Securityholders”) of up to 12,665,621 shares of common stock, par value $0.0001 per share (the “common stock”) issued in connection with the Merger (as defined below), (ii) the resale by certain of the Selling Securityholders of up to 2,200,000 shares of common stock issued in the PIPE Investment (as defined below), (iii) the issuance by us and resale of 583,701 shares of common stock reserved for issuance upon the exercise of options to purchase common stock and (iv) the issuance by us of up to 201,498 shares of common stock upon the exercise of outstanding warrants. This prospectus also relates to the resale of up to 4,400,000 of our outstanding warrants originally purchased in a private placement by certain of the Selling Securityholders.

On August 2, 2021, Reinvent Technology Partners Z, a Cayman Islands exempted company (“RTPZ”), consummated the business combination pursuant to the Agreement and Plan of Merger, dated as of March 3, 2021 (the “Merger Agreement”), by and among RTPZ, RTPZ Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of RTPZ (“Merger Sub”), and Hippo Enterprises Inc., a Delaware corporation (“Old Hippo”). As contemplated by the Merger Agreement, RTPZ was domesticated as a Delaware corporation and changed its name to “Hippo Holdings Inc.” (the “Domestication”). Following the Domestication, Merger Sub merged with and into Old Hippo, the separate corporate existence of Merger Sub ceased and Old Hippo survived as a wholly owned subsidiary of Hippo Holdings Inc. (the “First Merger”). Immediately following the First Merger, Old Hippo (as the surviving corporation of the First Merger) merged with and into Hippo Holdings Inc., the separate corporate existence of Old Hippo ceased, and Hippo Holdings Inc. (“Hippo Holdings”) became the surviving corporation (together with the First Merger and the Domestication, the “Business Combination”).

We will receive the proceeds from any exercise of the warrants for cash, but not from the resale of the shares of common stock or warrants by the Selling Securityholders.

We will bear all costs, expenses and fees in connection with the registration of the shares of common stock and warrants. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares of common stock and warrants.

Our common stock trades on the New York Stock Exchange (the “NYSE”) under the ticker symbol “HIPO” and our warrants trade on the NYSE under the ticker symbol “HIPO.WS”. On December 5, 2022, the closing sale price of our common stock as reported by the NYSE was $13.56 per share and the closing price of our warrants was $0.0159 per warrant.

Investing in shares of our common stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 7, 2022.

i

SELECTED DEFINITIONS

Unless otherwise stated in this prospectus or the context otherwise requires, references to:

•	“Closing” are to the closing of the Business Combination;

•	“Hippo” are to Hippo Holdings Inc. and its consolidated subsidiaries and businesses, including Spinnaker, after the Business Combination;

•	“Hippo Holdings common stock” are to shares of Hippo Holdings common stock, par value $0.0001 per share;

•	“Hippo Holdings Inc.” or “Hippo Holdings” are to RTPZ after the Domestication and its name change from Reinvent Technology Partners Z to Hippo Holdings Inc.;

•	“Hippo Holdings options” are to options to purchase shares of Hippo Holdings common stock;

•	“Hippo notes” are to the convertible promissory notes issued by Hippo and convertible into shares of Hippo Holdings common stock;

•	“initial public offering” are to RTPZ’s initial public offering that was consummated on November 23, 2020;

•	“Merger” are to the merger of Merger Sub with and into Old Hippo, with Old Hippo surviving the merger as a wholly owned subsidiary of Hippo Holdings;

•	“Merger Sub” means RTPZ Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of RTPZ prior to the Business Combination, which, as a result of the Merger, merged into Old Hippo;

•

“Old Hippo” are to Hippo Enterprises Inc. prior to the Business Combination, which became a wholly owned subsidiary of Hippo Holdings and later merged into Hippo Holdings as a result of the Business Combination;

•	“Old Hippo capital stock” are to shares of Old Hippo common stock and Old Hippo preferred stock.

•	“Old Hippo common stock” are to shares of Old Hippo common stock, par value $0.00001 per share;

•

“Old Hippo preferred stock” are to the Series A-1 preferred stock, Series A-2 preferred stock, Series B preferred stock, Series C-1 preferred stock, Series C preferred stock, Series D preferred stock and Series E preferred stock of Old Hippo;

•	“Old Hippo warrants” are to the warrants to purchase shares of Hippo capital stock outstanding prior to the Effective Time;

•	“Organizational Documents” are to the Certificate of Incorporation and the Bylaws;

•

“PIPE Shares” are to the 2,200,000 shares of the Company’s common stock that certain accredited investors agreed pursuant to subscription agreements to purchase at a price per share of $10.00 and an aggregate purchase price of $550.0 million.

•

“private placement warrants” are to the RTPZ private placement warrants outstanding as of the date of this prospectus and the warrants of Hippo Holdings issued as a matter of law upon the conversion thereof at the time of the Domestication;

•

“public shares” are to the RTPZ Class A ordinary shares (including those that underlie the units of RTPZ) that were offered and sold by RTPZ in its initial public offering and registered pursuant to the IPO registration statement and the shares of Hippo Holdings common stock issued as a matter of law upon the conversion thereof on the effective date of the Domestication.

ii

•

“public warrants” are to the redeemable warrants (including those that underlie the units of RTPZ) that were offered and sold by RTPZ in its initial public offering and registered pursuant to the IPO registration statement or the redeemable warrants of Hippo Holdings issued as a matter of law upon the conversion thereof at the time of the Domestication;

•	“redemption” are to each redemption of public shares for cash pursuant to the Organizational Documents;

•

“Registration Rights Agreement” are to the Registration Rights Agreement entered into by and among Hippo Holdings, the Sponsor and the other holders of RTPZ Class B ordinary shares, certain former stockholders of Hippo, and Reinvent Capital Fund LP, as amended and modified from time to time;

•	“RTPZ” are to Reinvent Technology Partners Z prior to its domestication as a corporation in the State of Delaware;

•	“Spinnaker” are to Spinnaker Insurance Company;

•	“Sponsor” are to Reinvent Sponsor Z LLC, a Cayman Islands limited liability company;

•	“Sponsor Shares” are to the RTPZ founder shares that were beneficially owned by the Sponsor as of the Domestication.

•	“Warrant Agreement” is to the Warrant Agreement, dated as of November 18, 2020, by and between RTPZ and Continental, as warrant agent, as amended; and

•	“warrants” are to the public warrants and the private placement warrants.

Additionally, unless the context otherwise requires, references in this prospectus to the “Company,” “we,” “us” or “our” refer to Hippo Holdings Inc. and its subsidiaries following the Closing. When we refer to “you,” we mean the potential holders of the shares of our common stock or warrants to purchase shares of our common stock.

iii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. By using a shelf registration statement, the Selling Securityholders named in this prospectus may, from time to time, sell the securities described in this prospectus from time to time in one or more offerings as described in this prospectus. To the extent necessary, each time that the Selling Securityholders offer and sell securities, we or the Selling Securityholders may provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. To the extent permitted by law, we may also authorize one or more free writing prospectuses that may contain material information relating to these offerings. Such prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take any responsibility for, nor provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, neither we nor the Selling Securityholders guarantee the accuracy or completeness of this information and neither we nor the Selling Securityholders have independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

In this prospectus, we refer to our common stock and warrants to purchase shares of common stock, collectively, as “securities.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus and the documents incorporated by reference herein which are not historical facts are forward-looking statements within the meaning of Section 21E of the Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, and Section 27A of the Securities Act of 1933, as amended, which we refer to as the “Securities Act” in this prospectus. Forward-looking statements include, without limitation, statements regarding our future financial position and management’s business strategy and plans, objectives and expectations regarding our growth and operations. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus and the documents incorporated by reference herein, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

These forward-looking statements are based on information available as of the date such statements were made, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. While we believe these expectations, forecasts, assumptions and judgments are reasonable, our forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. Our business, prospects, financial condition, operating results and the price of our common stock may be affected by a number of factors, whether currently known or unknown, including but not limited to those discussed in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K that we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act and our other filings with the SEC. Any one or more of these factors could, directly or indirectly, cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION;

INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with or furnished to the SEC.

Our web site address is www.hippo.com. The information on our web site, however, is not, and should not be deemed to be, a part of, or incorporated by reference into, this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided above. Statements in this prospectus or any prospectus supplement about these documents are summaries, and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 14, 2022.

•

Our Quarterly Reports on Form 10-Q for the quarter ended March  31, 2022, filed with the SEC on May 16, 2022, for the quarter ended June  30, 2022, filed with the SEC on August 11, 2022 and for the quarter ended September 30, 2022, filed with the SEC on November 10, 2022.

•	Our Current Reports on Form 8-K filed with the SEC on June 6, 2022, June 8, 2022, July 20, 2022, August 9, 2022, August 31, 2022, September 1, 2022, September 19, 2022 and September 29, 2022.

•

The description of our shares of common stock contained in the our Registration Statement on Form 8-A, filed with the SEC on November 16, 2020, as updated in Exhibit 4.3 to our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 14, 2022, as well as any additional amendments or reports filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Hippo Holdings Inc.

150 Forest Avenue

Palo Alto, California 94301

(650) 294-8463

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

THE COMPANY

Hippo is a different kind of home protection company, built from the ground up to provide a standard of care and protection for homeowners. Our goal is to make homes safer and better protected so that customers spend less time worrying about the burdens of homeownership and more time enjoying their homes and the life within. Harnessing real-time data, smart home technology, and a growing suite of home services, we have created an integrated home protection platform.

The home insurance industry has long been defined by incumbents that we believe deliver a passive, high- friction experience to policyholders. We view these incumbents as constrained by outdated captive-agent distribution models, legacy technology, and strong incentives not to disrupt their businesses. Accordingly, the industry has not seen meaningful innovation in decades. We believe this results in a flawed customer experience that creates a transactional, adversarial relationship — one that pits insurance companies and their “policyholders” against each other in a zero-sum game. The outcome of this misalignment is an experience that is out of touch with the needs of modern homeowners.

As a digital-first, customer-centric company, we offer an improved customer value proposition and are well-positioned to succeed in this growing market. By making our policies fast and easy to buy, designing coverages around the needs of modern homeowners, and offering a proactive, white-glove claims experience, we have created an active partnership with our customers to better protect their homes, which saves our customers money and is expected to deliver a better economic outcome for Hippo.

Beyond a core insurance experience that is simple, intuitive, and human, we focus our resources on Hippo’s true promise: better outcomes for homeowners. Through our unique Smart Home program, customers may detect and address water, fire, and other issues before they become major losses. And we help our customers maintain their homes with on-demand maintenance advice and access to home check-ups designed to reduce the probability of future losses. In short, we have created an integrated home protection platform, which offers a growing suite of proactive features designed to prevent loss and provide greater peace of mind.

Our partnership with our customers is designed to create a virtuous cycle. By making homes safer, we help deliver better risk outcomes and increase customer loyalty, which improves our unit economics and customer lifetime value. This enables us to invest in expanding our product offering, customer value proposition, and marketing programs, which help attract more customers to the Hippo family. This growth generates more data and insights to fuel further innovation in our product experience and improved underwriting precision. The result is even safer homes and more loyal customers. We believe this virtuous cycle, combined with our significant existing scale, deep partnerships, and compelling unit economics, will propel Hippo to become a trusted household name synonymous with home protection.

We were initially incorporated under the name “Reinvent Technology Partners Z” on October 2, 2020 as a Cayman Islands exempted company for purposes of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On July 30, 2021, we domesticated into a Delaware corporation and changed our name to “Hippo Holdings Inc.” in connection with the consummation of the business combination with Hippo Enterprises Inc. Following the business combination, the operations of Hippo Holdings Inc. were the only ongoing operations of the registrant.

Our principal executive office is located at 150 Forest Avenue, Palo Alto, California 94301. Our telephone number is (650) 294-8463. Our website address is www.hippo.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

THE OFFERING

Issuer	Hippo Holdings Inc.

Shares of Common Stock to be Issued by Us upon Exercise of All Warrants	201,498 shares

Securities Offered by the Selling Securityholders	Up to (i) 15,449,323 shares of common stock, (ii) 4,400,000 warrants to purchase shares of common stock and (iii) 201,498 shares of common stock underlying warrants.

Use of Proceeds	All of the shares of common stock and warrants offered by the Selling Securityholders will be sold by them for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive any proceeds from the exercise of the warrants for cash, but not from the sale of the shares of common stock issuable upon such exercise.

Unless otherwise disclosed in a prospectus supplement, we intend to use any net proceeds from the exercise of warrants for cash for general corporate purposes.

Market for Securities	Our common stock and warrants are listed on the NYSE under the symbols “HIPO” and “HIPO.WS”, respectively.

Risk Factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of factors you should carefully consider before investing in our securities.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. The discussion of risks includes or refers to forward-looking statements. You should read the explanation of the qualifications and limitations on such forward-looking statements contained or incorporated by reference into this prospectus and in any applicable prospectus supplement.

USE OF PROCEEDS

All of the shares of common stock and warrants offered by the Selling Securityholders will be sold by them for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Securityholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Securityholders in disposing of their shares of common stock and warrants, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

We will receive any proceeds from the exercise of the warrants for cash, but not from the sale of the shares of common stock issuable upon such exercise. Unless otherwise disclosed in a prospectus supplement, we intend to use any net proceeds from the exercise of warrants for cash for general corporate purposes.

DESCRIPTION OF SECURITIES

The following description of the terms of our capital stock and warrants is not complete and is qualified in its entirety by reference to our Certificate of Incorporation, as amended (the “Certificate of Incorporation”), our Amended and Restated Bylaws (the “Bylaws”) and the Warrant Agreement, all of which are filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, as well as certain of our Exchange Act filings.

On September 29, 2022, we filed a Certificate of Amendment to our Certificate of Incorporation to effect a one-for-25 reverse stock split of our common stock and a corresponding adjustment to our authorized capital stock (the “Reverse Stock Split”), effective as of 11:59 p.m. Eastern Daylight Time on September 29, 2022 (the “Effective Time”). As a result of the Reverse Stock Split, every 25 shares of Hippo Holdings’ issued and outstanding common stock were automatically converted into one share of issued and outstanding common stock. No fractional shares were issued as a result of the Reverse Stock Split. Stockholders who otherwise would have been entitled to receive fractional shares of common stock were entitled to receive cash in an amount equal to the product obtained by multiplying (a) the closing price per share of the common stock as reported on the New York Stock Exchange as of the first trading day following the Effective Time, by (b) the fraction of one share owned by the stockholder. Proportionate adjustments were made to the number of shares issuable upon the exercise or vesting of all stock options, restricted stock, restricted stock units or other stock-based awards or rights (the “Stock-Based Awards”) and warrants outstanding at the Effective Time, as well as certain performance goals applicable to certain of Stock-Based Awards, which resulted in a proportional decrease in the number of shares of Hippo Holdings’ common stock reserved for issuance upon exercise or vesting of such Stock-Based Awards and warrants, and, in the case of stock options, purchase rights outstanding under our 2021 Employee Stock Purchase Plan and warrants, a proportional increase in the exercise price of such stock options, purchase rights and warrants. The following description of the terms of our capital stock and warrants gives effect to the Reverse Stock Split.

Capital Stock

Authorized Capitalization

General

The total amount of Hippo Holdings authorized capital stock consists of 80,000,000 shares of Hippo Holdings common stock, par value $0.0001 per share, and 400,000 shares of Hippo Holdings preferred stock, par value $0.0001 per share.

The following summary describes all material provisions of Hippo Holdings’ capital stock. Hippo Holdings urges you to read the Certificate of Incorporation and the Bylaws.

Preferred Stock

Hippo Holdings’ board of directors has authority to issue shares of Hippo Holdings’ preferred stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”). The issuance of Hippo Holdings’ preferred stock could have the effect of decreasing the trading price of Hippo Holdings’ common stock, restricting dividends on Hippo Holdings’ capital stock, diluting the voting power of Hippo Holdings’ common stock, impairing the liquidation rights of Hippo Holdings’ capital stock, or delaying or preventing a change in control of Hippo Holdings.

Common Stock

Hippo Holdings common stock does not entitle its holders to preemptive or other similar subscription rights to purchase any of Hippo Holdings’ securities. Hippo Holdings common stock is neither convertible nor redeemable. Unless Hippo Holdings’ board of directors determines otherwise, Hippo Holdings will issue all of Hippo Holdings’ capital stock in uncertificated form.

Voting Rights

Each holder of Hippo Holdings common stock is entitled to one vote per share on each matter submitted to a vote of stockholders, as provided by the Certificate of Incorporation. The Bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, the Bylaws or the Certificate of Incorporation, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights. In addition, the affirmative vote of holders of 66 2/3% of the voting power of all of the then outstanding voting stock will be required to take certain actions, including amending certain provisions of our Certificate of Incorporation, such as the provisions relating to amending our Bylaws, the classified board and director liability.

Dividend Rights

Each holder of shares of Hippo Holdings’ capital stock is entitled to the payment of dividends and other distributions as may be declared by Hippo Holdings’ board of directors from time to time out of Hippo Holdings’ assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of Hippo Holdings preferred stock, if any, and any contractual limitations on Hippo Holdings’ ability to declare and pay dividends.

Other Rights

The rights of each holder of Hippo Holdings common stock are subject to, and may be adversely affected by, the rights of the holders of any series of Hippo Holdings preferred stock that Hippo Holdings may designate and issue in the future.

Liquidation Rights

If Hippo Holdings is involved in voluntary or involuntary liquidation, dissolution or winding up of Hippo Holdings’ affairs, or a similar event, each holder of Hippo Holdings common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of Hippo Holdings preferred stock, if any, then outstanding.

Anti-takeover Effects of the Certificate of Incorporation and the Bylaws

The Certificate of Incorporation and the Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of Hippo Holdings. Hippo Holdings expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Hippo Holdings to first negotiate with Hippo Holdings’ board of directors, which Hippo Holdings believes may result in an improvement of the terms of any such acquisition in favor of Hippo Holdings’ stockholders. However, they also give Hippo Holdings’ board of directors the power to discourage mergers that some stockholders may favor.

Special Meetings of Stockholders

The Certificate of Incorporation provides that a special meeting of stockholders may be called by the (a) the Chairperson of Hippo Holdings’ board of directors, (b) Hippo Holdings’ board of directors, (c) the Chief Executive Officer of Hippo Holdings or (d) the President of Hippo Holdings, provided that such special meeting may be postponed, rescheduled or cancelled by Hippo Holdings’ board of directors or other person calling the meeting.

Action by Written Consent

The Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders, and may not be taken by written consent in lieu of a meeting.

Classified Board of Directors

The Certificate of Incorporation provides that Hippo Holdings’ board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the board of directors will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of Hippo Holdings’ board of directors.

Removal of Directors

Hippo Holdings’ board of directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of Hippo Holdings entitled to vote at an election of directors.

Amendment of the Certificate of Incorporation and Bylaws

Hippo Holdings’ board of directors is expressly authorized to adopt, amend or repeal the Bylaws, subject to the power of our stockholders entitled to vote with respect thereto to adopt, amend or repeal the Bylaws. Our stockholders have the power to adopt, amend or repeal the Bylaws; provided, that in addition to any vote of the holders of any class or series of our stock required by applicable law or by our Certificate of Incorporation or Bylaws, the adoption, amendment or repeal of our Bylaws by our stockholders shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of our voting stock entitled to vote generally in an election of directors.

Additionally, the vote of at least 66 2/3% of the total voting power of our outstanding shares entitled to vote thereon, voting together as a single class, is required to amend certain provisions of our Certificate of Incorporation, including those relating to the terms of our authorized preferred stock (Article V(B)), the authority and composition of our board of directors (Article VII), special meetings of our stockholders and the ability of our stockholders to act by written consent (Article VIII), limitation of liability of our directors (Article IX), restrictions similar to Section 203 of the DGCL (Article X), our obligation to indemnify our directors and officers to the fullest extent permitted by law (Article XI), exclusive jurisdiction of certain legal proceedings involving our stockholders (Article XII).

Delaware Anti-Takeover Statute

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (1) the board of directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. Under the Certificate of Incorporation, Hippo Holdings opted out of Section 203 of the DGCL, but the Certificate of Incorporation provides other similar restrictions regarding takeovers by interested stockholders.

Limitations on Liability and Indemnification of Officers and Directors

The Certificate of Incorporation provides that Hippo Holdings will indemnify Hippo Holdings’ officers and directors to the fullest extent authorized or permitted by applicable law. Hippo Holdings has entered into and expects to continue to enter into agreements to indemnify Hippo Holdings’ directors, executive officers and other employees as determined by Hippo Holdings’ board of directors. Under the Bylaws, Hippo Holdings is required to indemnify each of Hippo Holdings’ directors and officers if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of Hippo Holdings or was serving at Hippo Holdings’ request as a director, officer, employee or agent for another entity. Hippo Holdings must indemnify Hippo Holdings’ officers and directors against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit or proceeding if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of Hippo Holdings, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. The Bylaws also require Hippo Holdings to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding, provided that such person will repay any such advance if it is ultimately determined that such person is not entitled to indemnification by Hippo Holdings. Any claims for indemnification by Hippo Holdings’ directors and officers may reduce Hippo Holdings’ available funds to satisfy successful third-party claims against Hippo Holdings and may reduce the amount of money available to Hippo Holdings.

Exclusive Jurisdiction of Certain Actions

Our Certificate of Incorporation and Bylaws provide, that: (i) unless Hippo Holdings consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for: (A) any derivative action or proceeding brought on behalf of Hippo Holdings, (B) any action asserting a claim for or based on a breach of a fiduciary duty owed by any of Hippo Holdings’ current or former director, officer, other employee, agent or stockholder to the company or Hippo Holdings’ stockholders, including without limitation a claim alleging the aiding and abetting of such a breach of fiduciary duty, (C) any action asserting a claim against the company or any of our current or former director, officer, employee, agent or stockholder arising pursuant to any provision of the DGCL or the Certificate of Incorporation, Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (D) any action asserting a claim related to or involving the company that is governed by the internal affairs doctrine; (ii) unless Hippo Holdings consents in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, and the rules and regulations promulgated thereunder; (iii) any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the company will be deemed to have notice of and consented to these provisions; and (iv) failure to enforce the foregoing provisions would cause Hippo Holdings irreparable harm, and Hippo Holdings will be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Nothing in the Certificate of Incorporation or Bylaws precludes stockholders that assert claims under the Exchange Act, from bringing such claims in federal court to the extent that the Exchange Act confers exclusive federal jurisdiction over such claims, subject to applicable law.

Although the Certificate of Incorporation or Bylaws contain the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable. For example, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.

Transfer Agent

The transfer agent for Hippo Holdings common stock is Continental Stock Transfer & Trust Company.

Redeemable Warrants

Public Warrants

Public warrants refer to our company’s warrants that were offered and sold in our initial public offering pursuant to a registration statement. As of September 30, 2022, there were 4,600,000 public warrants outstanding. Each whole warrant entitles the registered holder to purchase one share of Hippo Holdings common stock at a price of $287.50 per share, subject to adjustment as discussed below, provided that there is an effective registration statement under the Securities Act covering the shares of our common stock issuable upon exercise of the warrants and a current prospectus relating to them available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a warrant holder may exercise his, her or its warrants only for a whole number of shares of Hippo Holdings common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire on August 2, 2026 at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Hippo Holdings is not obligated to deliver any shares of Hippo Holdings common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the Hippo Holdings common stock issuable upon exercise of the warrants is then effective and a current prospectus relating thereto is current, subject to Hippo Holdings’ satisfying its obligations described below with respect to registration, or a valid exemption from registration is available. No warrant is exercisable for cash or on a cashless basis, and Hippo Holdings is not obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.

We have agreed to use our commercially reasonable efforts to maintain the effectiveness of a registration statement covering the issuance, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if shares of Hippo Holdings common stock are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, Hippo Holdings may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event Hippo Holdings so elects, Hippo Holdings will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In the case of a cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of shares of Hippo Holdings common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Hippo Holdings common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361 shares of Hippo Holdings common stock per warrant. The “fair market value” as used in the preceding sentence shall mean the volume weighted average price of the Hippo Holdings common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants when the price per share of Hippo Holdings common stock equals or exceeds $450.00. Once the warrants become exercisable, Hippo Holdings may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price of the Hippo Holdings common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which Hippo Holdings send the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $450.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).

Hippo Holdings will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Hippo Holdings common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to that Hippo Holdings common stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by Hippo Holdings, Hippo Holdings may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The last of the redemption criterion discussed above has been established to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Hippo Holdings issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Hippo Holdings common stock may fall below the $450.00 redemption trigger price (as adjusted for as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $287.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per share of Hippo Holdings common stock equals or exceeds $250.00. Once the warrants become exercisable, Hippo Holdings may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of Hippo Holdings common stock except as otherwise described below;

•	if, and only if, the Reference Value (as defined above) equals or exceeds $250.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like); and

•

if the Reference Value is less than $450.00 per share (as adjusted for as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

During the period beginning on the date the notice of redemption is given, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of Hippo Holdings common stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by Hippo Holdings pursuant to this redemption feature, based on the “fair market value” of Hippo Holdings common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on the volume weighted average price of Hippo Holdings common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. Hippo Holdings will provide the warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

	Fair Market Value of Hippo Holdings Common Stock
Redemption Date (period to expiration of warrants)	≤250.00	275.00	300.00	325.00	350.00	375.00	400.00	425.00	≥450.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Hippo Holdings common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of Hippo Holdings common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $275.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of Hippo Holdings common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of Hippo Holdings common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $337.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of Hippo Holdings common stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Hippo Holdings common stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by Hippo Holdings pursuant to this redemption feature, since they will not be exercisable for any shares of Hippo Holdings common stock.

This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Hippo Holdings common stock is trading at or above $250.00 per share, which may be at a time when the trading price of the Hippo Holdings common stock is below the exercise price of the warrants. This redemption feature has been established to provide Hippo Holdings with the flexibility to redeem the warrants without the warrants having to reach the $450.00 per share threshold set forth above under “- Redemption of warrants when the price per share of Hippo Holdings common stock equals or exceeds $450.00.” This redemption right provides Hippo Holdings with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to its capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. Hippo Holdings will be required to pay the applicable redemption price to warrant holders if it chooses to exercise this redemption right and it will allow Hippo Holdings to quickly proceed with a redemption of the warrants if it determine it is in its best interest to do so. As such, Hippo Holdings would redeem the warrants in this manner when it believe it is in its best interest to update its capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, Hippo Holdings can redeem the warrants when the Hippo Holdings common stock is trading at a price starting at $250.00 per share, which is below the exercise price of $287.50 per share, because it will provide certainty with respect to Hippo Holdings’ capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If Hippo Holdings chooses to redeem the warrants when the Hippo Holdings common stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Hippo Holdings common stock than they would have received if they had chosen to wait to exercise their warrants for Hippo Holdings common stock if and when such Hippo Holdings common stock was trading at a price higher than the exercise price of $287.50.

No fractional shares of Hippo Holdings common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, Hippo Holdings will round down to the nearest whole number of the number of shares of Hippo Holdings common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than Hippo Holdings common stock pursuant to the Warrant Agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than Hippo Holdings common stock, Hippo Holdings (or the surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption procedures. A holder of a warrant may notify Hippo Holdings in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Hippo Holdings common stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of issued and outstanding shares of Hippo Holdings common stock is increased by a capitalization or share dividend payable in shares of Hippo Holdings common stock, or by a split-up of Hippo Holdings common stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of Hippo Holdings common stock issuable on exercise of each warrant will be increased in proportion to such increase in the issued and outstanding shares of Hippo Holdings common stock. A rights offering made to all or substantially all holders of Hippo Holdings common stock entitling holders to purchase Hippo Holdings common stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number shares of Hippo Holdings common stock equal to the product of (1) the number of shares of Hippo Holdings common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Hippo Holdings common stock) and (2) one minus the quotient of (x) the price per share of Hippo Holdings common stock paid in such rights offering and (y) the historical fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for Hippo Holdings common stock, in determining the price payable for Hippo Holdings common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) “historical fair market value” means the volume weighted average price of Hippo Holdings common stock during the 10 trading day period ending on the trading day prior to the first date on which the Hippo Holdings common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Hippo Holdings, at any time while the warrants are outstanding and unexpired, pay to all or substantially all of the holders of Hippo Holdings common stock a dividend or make a distribution in cash, securities or other assets to the holders of Hippo Holdings common stock on account of such Hippo Holdings common stock (or other securities into which the warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Hippo Holdings common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Hippo Holdings common stock in respect of such event.

If the number of issued and outstanding shares of Hippo Holdings common stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of Hippo Holdings common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of Hippo Holdings common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding Hippo Holdings common stock.

Whenever the number of shares of Hippo Holdings common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Hippo Holdings common stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Hippo Holdings common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the issued and outstanding Hippo Holdings common stock (other than those described above or that solely affects the par value of such Hippo Holdings common stock), or in the case of a merger or consolidation of Hippo Holdings with or into another corporation (other than a merger or consolidation in which Hippo Holdings is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding Hippo Holdings common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Hippo Holdings as an entirety or substantially as an entirety in connection with which Hippo Holdings is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of Hippo Holdings common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Hippo Holdings common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Hippo Holdings common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Hippo Holdings common stock in such a transaction is payable in the form of RTPZ Class A ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant.

You should review a copy of the Warrant Agreement, which was filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrant holders do not have the rights or privileges of holders of Hippo Holdings common stock until they exercise their warrants and receive Hippo Holdings common stock. After the issuance of Hippo Holdings common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Subject to applicable law, any action, proceeding or claim against Hippo Holdings arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and Hippo Holdings irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

Private placement warrants refer to the warrants issued in a private placement to Reinvent Sponsor Z LLC (the “Sponsor”). As of September 30, 2022, there were 4,400,000 private placement warrants outstanding. The private placement warrants (including the Hippo Holdings common stock issuable upon exercise of the private placement warrants) are not redeemable by Hippo Holdings so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by Hippo Holdings in all redemption scenarios and exercisable by the holders on the same basis as the public warrants.

Except as described above under the heading “Redemption of warrants when the price per share of Hippo Holdings common stock equals or exceeds $250.00,” if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Hippo Holdings common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Hippo Holdings common stock underlying the warrants, multiplied by the excess of the “sponsor fair market value” (defined below) less the exercise price of the warrants by (y) the sponsor fair market value. For these purposes, the “sponsor fair market value” shall mean the average last reported sale price of the Hippo Holdings common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

SELLING SECURITYHOLDERS

The selling securityholders may offer and sell, from time to time, any or all of the shares of common stock or warrants being offered for resale by this prospectus, which consists of:

•	up to 2,200,000 PIPE Shares;

•	up to 583,701 shares of common stock held by Hippo Holdings holders issuable upon the exercise of equity awards;

•	up to 176,000 shares of common stock issuable upon the exercise of private placement warrants;

•	up to 12,665,621 shares of Hippo Holdings common stock; and

•	up to 184,000 shares of common stock issuable upon the exercise of Hippo Holdings warrants; and

•	up to 4,400,000 private placement warrants.

The term “selling securityholders” includes the securityholders listed in the tables below and their permitted transferees.

The following table provides, as of September 30, 2022 and based on information provided by or on behalf of the selling securityholders, our transfer agent and filings with the SEC, as applicable, information regarding the beneficial ownership of our common stock and warrants of each selling securityholder, the number of shares of common stock and number of warrants that may be sold by each selling securityholder under this prospectus, and the number of such shares or warrants that each selling securityholder will beneficially own after this offering.

Because each selling securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a selling securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the selling securityholders other than securities that are subject to lock-up, vesting or other restrictions and further assumed that the selling securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

We may amend or supplement this prospectus from time to time in the future to update or change this selling securityholders list and the securities that may be resold.

Please see the section titled “Plan of Distribution” for further information regarding the securityholders’ method of distributing these securities.

	Shares of Common Stock(1)
Name	Number Beneficially Owned Prior to Offering(1)	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering(2)
140 Summer Partners Master Fund LP(3)	20,000	20,000	—	—
Ally Financial Inc.(4)	8,000	8,000	—	—
Alyeska Master Fund, L.P.(5)	271,969	10,400	261,569	1.1%
Assaf Wand(6)	1,659,712	1,292,831	1,013,296	4.4%
Beagle Limited(7)	1,000	1,000	—	—
BHHP LLC(8)	20,000	20,000	—	—

	Shares of Common Stock(1)
Name	Number Beneficially Owned Prior to Offering(1)	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering(2)
Bond Capital Fund, LP(9)	1,200,127	1,200,127	—	—
Byron Auguste(10)	1,200	1,200	—	—
David Mayer de Rothschild(11)	5,600	5,600	—	—
Diameter Master Fund LP(12)	35,244	35,244	—	—
Eliot International Limited(13)	39,312	39,312	—	—
EMJ Master Fund LP(14)	31,110	31,110	—	—
Entities Affiliated with Celestial Ally Limited(15)	1,375	1,375	—	—
Entities Affiliated with Clal Insurance(16)	40,000	40,000	—	—
Entities Affiliated with Comcast(17)	527,772	527,772	—	—
Entities Affiliated with Corbin Capital(18)	24,000	24,000	—	—
Entities Affiliated with Digital Fortune Limited(19)	1,034,213	1,034,213	—	—
Entities Affiliated with Fifth Wall Ventures(20)	1,196,659	1,196,659	—	—
Entities Affiliated with Luxor Capital(21)	23,712	20,986	—	—
Entities Affiliated with Serengeti(22)	6,000	6,000	—	—
Entities Managed by UBS(23)	12,000	12,000	—	—
Gan Eden Ventures, Inc.(24)	40,000	40,000	—	—
Garden Fund, LLC(25)	4,000	4,000	—	—
Gores HP, LLC(26)	397	397	—	—
Hound Partners, LLC(27)	21,187	21,187	—	—
Hugh R. Frater Irrevocable Trust Dtd 12/11/2012(28)	47,760	43,054	26,233	*
Invus Public Equities, L.P.(29)	24,000	24,000	—	—
Julie Hanna(30)	1,200	1,200	—	—
Lee Linden(31)	1,200	1,200	—	—
Len FW Investor, LLC(32)	2,912,829	2,912,829	—	—
Linda Rottenberg(33)	1,200	1,200	—	—
Madison Rock Investments LP (34)	4,000	4,000	—	—
Octahedron Master Fund, L.P.(35)	10,000	10,000	—	—
Psagot Provident Funds and Pensions Ltd.(36)	40,000	40,000	—	—
Reinvent Capital Fund LP(37)	40,000	40,000	—	—
Reinvent Sponsor Z LLC(38)	401,200	401,200	—	—
Ribbit Capital VI, L.P.(39)	300,000	300,000	—	—
Richard McCathron (40)	583,143	100,340	532,973	2.3%
RPM Ventures III, L.P.(41)	1,225,798	1,225,798	—	—
Saba Capital Master Fund, Ltd.(42)	19,528	19,528	—	—
Sandra Wijnberg(43)	19,122	4,680	14,442	*
Shapero 2015 Trust(44)	3,000	3,000	—	—
Slate Path Master Fund LP(45)	14,000	14,000	—	—
Smith’s Point Family Partners LLC(46)	28,000	28,000	—	—
Standard Latitude Master Fund Ltd.(47)	160,000	160,000	—	—
Stewart Ellis(48)	434,961	134,672	367,625	1.6%
Transcend Partners LLC(49)	8,000	8,000	—	—
West Coast Equity Partners LLC(50)	24,000	24,000	—	—
XN Exponent Master Fund LP(51)	180,000	180,000	—	—

*	Less than 1%

(1)

This table includes shares beneficially owned as determined in accordance with Rule 13d-3 of the Exchange Act. Included in these amounts are the PIPE Shares, Sponsor Shares, Hippo Holdings Selling Securityholder shares, shares of common stock issuable upon exercise of certain equity awards, shares of common stock issuable upon exercise of the Hippo Holdings warrants and shares of common stock issuable upon exercise of the private placement warrants (collectively, the “Resale Securities”). We do not know when or in what amounts the selling securityholders will offer the Resale Securities for sale, if at all.

(2)

The percentage of shares to be beneficially owned after completion of the offering is calculated on the basis of 23,061,266 shares of common stock outstanding, assuming the exercise of all currently outstanding warrants and the sale of all Resale Securities by the selling securityholders.

(3)

Shares offered hereby consist of 20,000 PIPE Shares. The securities to which this filing relates are held directly by 140 Summer Partners Master Fund LP, a Delaware limited partnership (the “Fund”). 140 Summer Partners Fund GP LLC, a Delaware limited liability company, serves as the general partner of 140 Summer Partners Master Fund LP and as such has discretion over the portfolio securities beneficially owned by 140 Summer Partners Master Fund LP. Peter Rosenblum is the managing member of 140 Summer Partners Fund GP LLC and directs 140 Summer Partners Fund GP LLC operations. Each of the reporting persons disclaims beneficial ownership of the securities reported herein for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, except as to such extent of such reporting person’s pecuniary interest in the securities.

(4)

Shares hereby offered consist of 8,000 PIPE Shares held by Ally Ventures, a business unit of Ally Financial Inc. The business address of Ally Ventures is 300 Park Avenue, 4th Floor, New York, NY 10022.

(5)

Shares hereby offered consist of 10,400 shares of Hippo Holdings common stock issuable upon the exercise of Hippo Holdings warrants held by Alyeska Master Fund, L.P. Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P., has voting and investment control of the shares held by Alyeska Master Fund, L.P. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by Alyeska Master Fund, L.P. The registered address of Alyeska Master Fund, L.P. is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601.

(6)

Consists of 1,659,712 shares of Hippo Holdings common stock, of which (i) approximately 683,517 shares are held by Mr. Wand, (ii) approximately 609,314 shares are held by Mr. Wand as trustee of a trust, and (iii) approximately 366,881 shares of Hippo Holdings common stock issuable pursuant to Hippo options of which all are held by Mr. Wand and none are held by Mr. Wand as trustee of a trust. Mr. Wand is a co-founder of Hippo Holdings and has served as a member of the board of directors and Chief Executive Officer of Hippo Holdings since October 2015.

(7)

Shares hereby offered consist of 1,000 PIPE Shares held directly by Beagle Limited. Beagle Limited is a corporation organized under the laws of the British Virgin Islands. Giovanni Pigozzi is the beneficial owner of Beagle Limited and has voting and/or investment control over the shares held by Beagle Limited. Mr. Pigozzi disclaims beneficial ownership of the securities reported herein for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, except as to such extent of such reporting person’s pecuniary interest in the securities. The business address of Beagle Limited is 50 Rockefeller Plaza, 4th Floor, New York, New York, 10020.

(8)

Shares hereby offered consist of 20,000 PIPE Shares held directly by BHHP LLC. BHHP LLC is a limited partnership organized under Delaware law. Chaim Tvzi Nash and Shmuel Gniwisch are the managers of Kli Capital LLP, a Delaware limited liability company and general partner of BHHP LLC, and have voting and/or investment control over the shares held by BHHP LLC. Mr. Nash and Mr. Gniwisch disclaim beneficial ownership of the securities reported herein for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, except as to such extent of such reporting person’s pecuniary interest in the securities. The business address of BHHP LLC is 1083 Main Street, Champlain, New York 12919.

(9)

Consists of 1,200,127 shares of Hippo Holdings common stock held in the name of BOND Capital Fund, LP, as nominee, for the account of BOND Capital Fund, LP and BOND Capital Founders Fund, LP (together, the “BOND Funds”). Daegwon Chae, Juliet de Baubigny, Noah Knauf, Mary Meeker, Mood

Rowghani, Jay Simons and Paul Vronsky are managing members of BOND Capital Associates, LLC, the general partner of the BOND Funds, and share voting and dispositive power over the shares held for the account of the BOND Funds. The address of each of these entities is 100 The Embarcadero, San Francisco, California 94105.
(10)	Consists of 1,200 shares of Hippo Holdings common stock held directly by Byron Auguste.
(11)	Shares hereby offered consist of 5,600 PIPE Shares.
(12)

Shares hereby offered consist of 28,000 PIPE Shares held directly by Diameter Master Fund LP and 7,244 shares of Hippo Holdings common stock issuable upon the exercise of Hippo Holdings warrants, of which (i) 5,602 are held by Diameter Master Fund LP, (ii) 668 are held by Diameter SPO Master Fund LP and (iii) 974 are held by Diameter Dislocation Master Fund LP. Diameter Capital Partners LP is the investment manager of the Diameter Master Fund LP and, therefore, has investment and voting power over these shares. Scott Goodwin and Jonathan Lewinsohn, as the sole managing members of the general partner of the investment manager, make voting and investment decisions on behalf of the investment manager. As a result, the investment manager, Mr. Goodwin and Mr. Lewinsohn may be deemed to be the beneficial owners of these shares. Notwithstanding the foregoing, each of Mr. Goodwin and Mr. Lewinsohn disclaims beneficial ownership of the securities reported herein for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, except as to such extent of such reporting person’s pecuniary interest in the securities. The business address of Diameter Master Fund LP is 55 Hudson Yards, 29B, New York, New York 10001.

(13)

Consists of 39,312 PIPE Shares directly held by Eliot International Limited. Chau Hoi Shuen Solina Holly is the ultimate beneficial owner of Eliot International Limited and as such, Ms. Chau may be deemed to beneficially own the PIPE Shares directly held by Eliot International Limited. The business address of Eliot International Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(14)

Shares hereby offered consist of 28,000 PIPE Shares and 3,110 shares of Hippo Holdings common stock issuable upon the exercise of Hippo Holdings warrants held directly by EMJ Master Fund LP. EMJ Master Fund LP is a limited partnership organized pursuant to the Exempted Limited Partnership Law, 2018 of the Cayman Islands. Eric M. Jackson is the president and founder of EMJ Capital Ltd, an Ontario corporation which acts as Investment Manager to EMJ Master Fund LP and has voting and/or investment control over the shares held by EMJ Master Fund LP. Mr. Jackson disclaims beneficial ownership of the securities reported herein for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, except as to such extent of such reporting person’s pecuniary interest in the securities. The legal address of EMJ Master Fund LP is c/o Waystone Governance Ltd., Suite 5B201, 2nd Floor, One Nexus Way, PO Box 2587, KY1-1103, Cayman Islands and the business address 1370 Don Mills Road, Suite 300, Toronto, Ontario, Canada M3B 3N7.

(15)

Shares hereby offered consist of 1,375 PIPE Shares, of which (i) 982 are directly held by Celestial Ally Limited and (ii) 393 are directly held by Moon Stream Investments Limited. Kang Tzu Ping is the ultimate beneficial owner of Celestial Ally Limited and Moon Stream Investments Limited and as such, Ms. Kang may be deemed to beneficially own the PIPE Shares directly held by Celestial Ally Limited and Moon Stream Investments Limited. The business address of each of the above-mentioned entities is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(16)

Shares hereby offered consist of 40,000 PIPE Shares, of which (i) 17,200 are held by Clal Insurance Company Ltd. and (ii) 22,800 are held by Clal Pension and Provident Funds Ltd. (together, the “Clal Insurance Companies”). The Clal Insurance Companies are insurance companies organized under the laws of Israel. Barak Benksi and Dov Caspi are the chief investment officer and deputy chief investment officer of the Clal Insurance Companies, respectively, and have voting and/or investment control over the shares held by the Clal Insurance Companies. Mr. Benski and Mr. Caspi disclaim beneficial ownership of the securities reported herein for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, except as to such extent of such reporting person’s pecuniary interest in the securities. The business address for the above-referenced entities is 4 Ariel Sharon Street, Givataim 5320047 Israel.

(17)

Consists of 1,072,931 shares of Hippo Holdings common stock, of which (i) 1,055,545 are held by Comcast Ventures, LP and (ii) 17,386 are held by Comcast Warranty and Home Insurance. The business address for

Comcast Ventures, LP and Comcast Warranty and Home Insurance is 1701 John F. Kennedy Boulevard, Philadelphia, Pennsylvania 19103.
(18)

Shares hereby offered consist of 24,000 PIPE Shares, of which (i) 9,840 are held by Pinehurst Partners, L.P., (ii) 4,320 are held by Corbin Opportunity Fund, L.P. and (iii) 9,840 are held by Corbin ERISA Opportunity Fund, Ltd. Corbin Capital Partners, L.P. (“CCP”) is the investment manager of Pinehurst Partners, L.P., Corbin Opportunity Fund, L.P. and Corbin ERISA Opportunity Fund, Ltd. Corbin Capital Partners, L.P. and its general partner, Corbin Capital Partners Group, LLC, may be deemed beneficial owners of the Company securities being registered in the Registration Statement on behalf of Corbin ERISA Opportunity Fund, Ltd., Pinehurst Partners, L.P. and Corbin Opportunity Fund, L.P. Craig Bergstrom is the Chief Investment Officer of Corbin Capital Partners, L.P., the investment manager of Pinehurst Partners, L.P., Corbin Opportunity Fund, L.P. and Corbin ERISA Opportunity Fund, Ltd., and accordingly may be deemed to have voting and dispositive power with respect to shares held by Pinehurst Partners, L.P., Corbin Opportunity Fund, L.P. and Corbin ERISA Opportunity Fund, Ltd. Mr. Bergstrom disclaims beneficial ownership of such shares. The business address of each of the above-mentioned funds is 590 Madison Avenue, 31st Floor, New York, New York 10022.

(19)

Shares hereby offered consist of (i) 994,901 shares of Hippo Holdings common stock directly held by Digital Fortune Limited and (ii) 39,312 PIPE Shares directly held by Famous Giant Limited. Li Ka Shing is the ultimate beneficial owner of Digital Fortune Limited and Famous Giant Limited and as such, Mr. Li may be deemed to beneficially own the shares of Hippo Holdings common stock directly held by Digital Forgune Limited and the PIPE Shares directly held by Famous Giant Limited. The business address of each of the above-mentioned entities is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(20)

Consists of 1,196,659 shares of Hippo Holdings common stock, of which (i) 38,474 are directly held by Fifth Wall Ventures GP, LLC and (ii) 1,158,185 are directly held by Fifth Wall Ventures, L.P. The address of the above persons and entities is 6060 Center Drive, Los Angeles, California 90045.

(21)

Shares hereby offered consist of (i) 8,850 PIPE Shares, held by Lugard Road Capital Master Fund, LP (“Lugard”) beneficially owned by Luxor Capital Group, LP, the investment manager of Lugard; (ii) 100 PIPE Shares held by Luxor Capital Partners Long Offshore Master Fund, LP (“Luxor Long Offshore”) beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Long Offshore; (iii) 301 PIPE Shares held by Luxor Capital Partners Long, LP (“Luxor Long”) beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Long; (iv) 3,168 PIPE Shares held by Luxor Capital Partners Offshore Master Fund, LP (“Luxor Offshore”) beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Offshore; (v) 5,044 PIPE Shares held by Luxor Capital Partners, LP (“Luxor Capital”) beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Capital; and (vi) 3,523 PIPE Shares held by Luxor Wavefront, LP (“Luxor Wavefront”) beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Wavefront. Christian Leone, in his position as Portfolio Manager at Luxor Capital Group, LP, may be deemed to have voting and investment power with respect to the securities owned by Luxor Long Offshore, Luxor Long, Luxor Offshore, Luxor Capital, and Luxor Wavefront. Jonathan Green, in his position as Portfolio Manager at Luxor Capital Group, LP, may be deemed to have voting and investment power with respect to the securities held by Lugard. Mr. Leone and Mr. Green each disclaims beneficial ownership of any of the PIPE shares over which each exercises voting and investment power. The mailing address of each of the above-mentioned funds is 1114 Avenue of the Americas, 28th Fl, New York, NY 10036.

(22)

Shares hereby offered consist of 6,000 PIPE Shares, of which (i) 4,000 are held by Serengeti Multi-Series Master LLC — Series CII and (ii) 2,000 are held by Serengeti Multi-Series Master LLC — Series USF. Serengeti Asset Management LP is investment adviser for Serengeti Multi-Series Master LLC — Series CII. J.L. Serengeti Management LLC is the general partner of Serengeti Asset Management LP. Joseph A. LaNasa III is the managing member of J.L. Serengeti Management LLC. In such capacities, each of Serengeti Asset Management LP, J.L. Serengeti Management LLC and Mr. LaNasa may be deemed to have voting and dispositive power over the shares held by Serengeti Multi-Series Master LLC — Series CII. Mr. LaNasa disclaims beneficial ownership of these shares. The address for Serengeti Multi-Series Master LLC — Series CII, Serengeti Asset Management LP, J.L. Serengeti Management LLC and Mr. LaNasa is

632 Broadway, Suite 901, New York, NY 10012. Serengeti Asset Management LP is investment adviser for Serengeti Multi-Series Master LLC — Series USF. J.L. Serengeti Management LLC is the general partner of Serengeti Asset Management LP. Joseph A. LaNasa III is the managing member of J.L. Serengeti Management LLC. In such capacities, each of Serengeti Asset Management LP, J.L. Serengeti Management LLC and Mr. LaNasa may be deemed to have voting and dispositive power over the shares held by Serengeti Multi-Series Master LLC — Series USF. Mr. LaNasa disclaims beneficial ownership of these shares. The address for Serengeti Multi-Series Master LLC — Series USF, Serengeti Asset Management LP, J.L. Serengeti Management LLC and Mr. LaNasa is 632 Broadway, Suite 901, New York, NY 10012.
(23)

Shares hereby offered consist of 12,000 PIPE Shares, of which (i) 5,519 are held by Nineteen77 Global Multi-Strategy Alpha Master Limited, (ii) 5,518 are held by Nineteen77 Global Merger Arbitrage Master Limited, (ii) 922 are held by Nineteen77 Global Merger Arbitrage Opportunity Fund and (iv) 41 are held by IAM Investments ICAV—O’Connor Event Driven UCITS Fund (together, the “UBS Entities”). Kevin Russell, the chief investment officer of UBS O’Connor LLC, the investment manager of the UBS Entities, has voting and/or investment control over the shares held by the UBS Entities. Mr. Russell disclaims beneficial ownership of the securities reported herein for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, except as to such extent of such reporting person’s pecuniary interest in the securities. The business address for the UBS Entities is c/o UBS O’Connor LLC, One North Wacker Drive, 31st Floor, Chicago, Illinois 60606.

(24)

Shares offered hereby consist of 40,000 PIPE Shares held directly by Gan Eden Ventures, Inc. Gan Eden Ventures, Inc. is a corporation organized under Canadian law. Mark Chess and Edward Weisz are the directors of Gan Eden Ventures, Inc. and have voting and/or investment control over the shares held by Gan Eden Ventures, Inc. The business address of Gan Eden Ventures, Inc. is 1 Herons Will Way, Toronto, Ontario, Canada M2J O2G.

(25)

Shares offered hereby consist of 4,000 PIPE Shares held directly by Garden Fund, LLC. Garden Fund, LLC is a limited liability company organized under California law. The business address of Garden Fund, LLC is 1 Sansome Street, Suite 3500, San Francisco, California 94104.

(26)

Shares hereby offered consist of 397 PIPE Shares held directly by Gores HP, LLC. Gores HP, LLC is a partnership organized under the laws of Delaware. The business address of Gores HP, LLC is 6260 Lookout Road, Boulder, Colorado 80301.

(27)

Shares hereby offered consist of 20,000 PIPE Shares and 1,187 shares of Hippo Holdings common stock issuable upon the exercise of Hippo Holdings warrants held by clients of Hound Partners, LLC. Hound Partners, LLC is a limited liability company organized under the laws of Delaware. Jonathan Auerbach is the portfolio manager of Hound Partners, LLC and has voting and/or investment control over the shares held by such clients. The business address of Hound Partners, LLC is 101 Park Avenue, 48th Floor, New York, New York 10178.

(28)

Consists of 47,760 shares of Hippo Holdings common stock, of which (i) approximately 43,054 shares are held by Mr. Frater as trustee of a trust, and (ii) 4,706 shares of Hippo Holdings common stock issuable pursuant to Hippo options of which all are held by Mr. Frater and none are held by Mr. Frater as trustee of a trust. Mr. Frater has served as a member of the Hippo Holdings board of directors since April 2018.

(29)

Shares hereby offered consist of 24,000 PIPE Shares held directly by Invus Public Equities, L.P. Invus Public Equities Advisors, LLC (“Invus PE Advisors”) controls Invus PE, as its general partner and accordingly, may be deemed to beneficially own the shares held by Invus PE. Artal Treasury Limited (“Artal Treasury”) controls Invus PE Advisors, as its managing member and accordingly, may be deemed to beneficially own the shares held by Invus PE. Artal International S.C.A. (“Artal International”) through its Geneva branch, is the sole stockholder of Artal Treasury and may be deemed to beneficially own the 24,000 shares that Artal Treasury may be deemed to beneficially own. Artal International Management S.A. (“Artal International Management”), as the managing partner of Artal International, controls Artal International and accordingly, may be deemed to beneficially own the shares that Artal International may be deemed to beneficially own. Artal Group S.A., as the sole stockholder of Artal International Management, controls Artal International Management and accordingly, may be deemed to beneficially own the shares that Artal International Management may be deemed to beneficially own. Westend S.A. (“Westend”), as the parent company of Artal Group S.A. (“Artal Group”), controls Artal Group and accordingly, may be deemed to beneficially own the shares that Artal Group may be deemed to beneficially own. Stichting Administratiekantoor Westend (the “Stichting”), as majority shareholder of Westend, controls Westend and accordingly, may be deemed to beneficially own the shares that Westend may be deemed to beneficially own. As of August 17,2021 Mr. Amaury Wittouck, as the sole member of the board of the Stichting, controls the Stichting and accordingly, may be deemed to beneficially own the shares that the Stichting may be deemed to beneficially own. The business address of Invus Public Equities, L.P. is 750 Lexington Avenue, 30th Floor, New York, New York 10022.
(30)	Consists of 1,200 shares of Hippo Holdings common stock held directly by Julie Hanna.
(31)	Consists of 1,200 shares of Hippo Holdings common stock held directly by Lee Linden.
(32)

Shares hereby offered consist of 4,000 PIPE Shares and 2,908,829 shares of Hippo Holdings common stock held directly by LEN FW Investor, LLC. The address of the above persons and entities is 5505 Blue Lagoon Drive, Miami, Florida 33126.

(33)	Consists of 1,200 shares of Hippo Holdings common stock held directly by Linda Rottenberg.
(34)

Shares hereby offered consist of 4,000 PIPE Shares held directly by Madison Rock Investments LP. Madison Rock Investments LP is a partnership organized under the laws of Delaware. The business address of Madison Rock Investments LP is 630 Fifth Avenue, New York, New York 10111.

(35)

Shares hereby offered consist of 10,000 PIPE Shares held directly by Octahedron Master Fund, L.P. Octahedron Master Fund, L.P. is a limited partnership organized under the laws of the Cayman Islands. Octahedron Fund GP LLC is the general partner of Octahedron Master Fund, L.P. Rajaraman Parameswaram is the managing member of Octahedron Fund GP LLC and has voting and/or investment control over the shares held by Octahedron Master Fund L.P. Mr. Parameswaram disclaims beneficial ownership of the securities reported herein for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, except as to such extent of such reporting person’s pecuniary interest in the securities. The business address for Octahedron Mater Fund, L.P. is 4126 17th Street, Suite #2, San Francisco, California 94114.

(36)

Shares hereby offered consist of 40,000 PIPE Shares held directly by Psagot Provident Funds and Pensions Ltd. Psagot Provident Funds and Pensions Ltd is a management company organized under the laws of Israel. The business address for Psagot Provident Funds and Pensions Ltd is 14 Ahad Ha’am Street, Tel Aviv, Israel 6514211.

(37)

Shares hereby offered consist of 40,000 PIPE Shares held directly by Reinvent Capital Fund LP. Reinvent Capital Fund GP LLC is the general partner of Reinvent Capital Fund LP. Due to its relationship with Reinvent Capital Fund LP, Reinvent Capital Fund GP LLC may be deemed to beneficially own the PIPE Shares directly held by Reinvent Capital Fund LP. Mark Pincus and Michael Thompson are the managing members of Reinvent Capital Fund GP LLC and may therefore be deemed to beneficially own the PIPE Shares held directly by Reinvent Capital Fund LP. Mr. Pincus and Mr. Thompson each disclaim beneficial ownership of the PIPE Shares held directly by Reinvent Capital Fund LP except to the extent of their pecuniary interest therein. The business address of Reinvent Capital Fund LP is 215 Park Avenue S, 11th Floor, New York, New York 10023.

(38)

Shares offered hereby consist of (i) 225,200 shares of Hippo Holdings common stock held directly by the Sponsor and (ii) 176,000 shares of Hippo Holdings common stock issuable upon exercise of the private placement warrants. Each of Reid Hoffman, Mark Pincus, Michael Thompson, David Cohen, and Lee Linden (who are each former directors and/or officers of RTPZ), or entities related thereto, among others, are members of the Sponsor. Messrs. Hoffman and Pincus may be deemed to beneficially own shares held by the Sponsor by virtue of their shared control over the Sponsor. Other than Messrs. Hoffman and Pincus, no member of the Sponsor exercises voting or dispositive control over any of the shares held by the Sponsor. Each of Messrs. Hoffman and Pincus disclaims beneficial ownership of the ordinary shares held by the Sponsor, except to the extent of his pecuniary interest therein. The 4,400,000 private placement warrants offered hereby are held directly by the Sponsor and are exercisable for an aggregate of 176,000 shares of common stock. These securities are being registered for resale in accordance with the terms of an Amended and Restated Registration Rights Agreement, dated as of August 2, 2021, by and between the Company, the selling securityholder and the other parties thereto.

(39)

Shares hereby offered consist of 12,000 PIPE Shares held directly by Ribbit Capital VI, L.P. Ribbit Capital VI, L.P. is an exempt limited partnership organized under the laws of the Cayman Islands. Ribbit Capital GP VI,

Ltd. is the general partner of Ribbit Capital VI, L.P. Meyer Malka is the director of Ribbit Capital GP VI, Ltd. and has voting and/or investment control over the shares held by Ribbit Capital VI, L.P. The business address for Ribbit Capital VI, L.P. is 362 University Avenue, Palo Alto, California 94301.
(40)

Consists of 583,143 shares of Hippo Holdings common stock, of which (i) approximately 213,991 shares are held by Mr. McCathron and (ii) 369,152 shares of Hippo Holdings common stock issuable pursuant to Hippo options. Mr. McCathron has served as a member of the Hippo Holdings board of directors and President since February 2017. In December 2020, Hippo Holdings acquired First Connect Insurance Services, a wholesale P&C insurance provider for independent agents interested in gaining access to the advanced quoting platforms that are provided by InsurTech companies. Mr. McCathron was the President and Chief Executive Officer of First Connect Insurance services from 2012 to 2017 and owned greater than 10% of First Connect Insurance Services prior to the time of the transaction. The Company paid Mr. McCathron $6.4 million for his equity interests in First Connect Insurance Services prior to the transaction. The Company also entered into an agency aggregator agreement with First Connect. The Company incurred a total of $9.9 million and $7.2 million of expenses during the year ended December 31, 2020 and 2019 respectively, related to this agreement.

(41)

Consists of 1,225,798 shares of Hippo Holdings, of which (i) 1,054,771 are common stock directly held by RPM Ventures III, L.P. and (ii) 171,027 are common stock directly held by BGW Ventures II, LP, an affiliate of RPM Ventures III, L.P. The address of the above persons and entities is 320 N. Main Street, Suite 400, Ann Arbor, Michigan 48104.

(42)

Shares hereby offered consist of 19,528 PIPE Shares held by Saba Capital Master Fund, Ltd. (“Saba Capital”). Boaz Weinstein is the managing member of the general partner of the Saba Capital investment manager and accordingly may be deemed to have voting and dispositive power with respect to shares held by Saba Capital. Mr. Boaz disclaims beneficial ownership of the securities reported herein for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, except as to such extent of such reporting person’s pecuniary interest in the securities. The business address of Saba Capital is c/o Saba Capital Management, LP, 405 Lexington Avenue, 58th Floor, New York, New York 10174.

(43)

Consists of 19,122 shares of Hippo Holdings common stock, of which (i) approximately 4,680 shares are held by Mrs. Wijnberg as trustee of a trust, and (ii) 14,442 shares of Hippo Holdings common stock issuable pursuant to Hippo options of which all are held by Mrs. Wijnberg and none are held by Mrs. Wijnberg as trustee of a trust. Ms. Wijnberg has served as a member of the Hippo Holdings board of directors since September 2020.

(44)

Shares hereby offered consist of 3,000 PIPE Shares held directly by Shapero 2015 Trust. Daniel Shapero is the trustee for Shapero 2015 Trust and has voting and/or investment control over the shares held by Shapero 2015 Trust. The business address of Shapero 2015 Trust is 920 Hamilton Avenue, Palo Alto, California 94301.

(45)

Shares hereby offered consist of 14,000 shares of Hippo Holdings common stock issuable upon exercise of warrants held directly by Slate Path Master Fund LP. Slate Path Master Fund LP is an exempted limited partnership organized under the laws of the Cayman Islands. Slate Path Capital GP LLC is the general partner of Slate Path Master Fund LP. David Greenspan is the managing member of Slate Path Capital GP LLC and has voting and/or investment control over the shares held by Slate Path Master Fund LP. Mr. Greenspan disclaims beneficial ownership of the securities reported herein for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, except as to such extent of such reporting person’s pecuniary interest in the securities. The business address for Slate Path Master Fund LP is 717 Fifth Avenue, 16th Floor, New York, New York 10022.

(46)

Shares hereby offered consist of 28,000 PIPE Shares held directly by Smith’s Point Family Partners LLC. Smith’s Point Family Partners LLC is a limited liability company organized under the laws of Pennsylvania. The business address of Smith’s Point Family Partners LLC is PO Box 500, Gladwyne, Pennsylvania 19035.

(47)

Shares hereby offered consist of 160,000 PIPE Shares held by Standard Latitude Master Fund Ltd. (formerly known as 40 North Latitude Master Fund Ltd.) (“Latitude”). David Winter and David Millstone are sole managers of Standard Investments LLC, which holds the sole voting power for Latitude. Mr. Winter and Mr. Millstone are sole directors of Latitude. The business address of Latitude is c/o Standard Investments LLC, 9 West 57th Street, 46th floor, New York, NY 10019.

(48)

Consists of 434,961 shares of Hippo Holdings common stock, of which (i) approximately 211,388 are directly held by Mr. Ellis and 10,335 shares are held by Mr. Ellis as trustee of a trust and (ii) 213,238 shares of Hippo

Holdings common stock issuable pursuant to Hippo options of which all are held by Mr. Ellis and none are held by Mr. Ellis as trustee of a trust. Mr. Ellis has served as the Hippo Holdings Chief Financial Officer since February 2019.
(49)

Shares hereby offered consist of 8,000 PIPE Shares held directly by Transcend Partners LLC. Transcend Partners LLC is a limited liability company organized under the laws of Delaware. Malcolm Fairbairn and Emily Fairbairn are members of Transcend Partners LLC and have voting and/or investment control over the shares held by Transcend Partners LLC. The business address of Transcend Partners LLC is 10 Orinda View, Orinda, California 94563.

(50)

Shares hereby offered consist of 24,000 PIPE Shares held directly by West Coast Equity Partners LLC. WCEP Management LLC is the managing company of West Coast Equity Partners LLC. Alexander Lazovsky, Anton Baranchuk and Sergey Yushin are the management members of WCEP Management LLC and have voting and/or investment control over the shares held by West Coast Equity Partners LLC. Mr. Lazovsky, Mr. Baranchuck and Mr. Yushin disclaim beneficial ownership of the securities reported herein for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, except as to such extent of such reporting person’s pecuniary interest in the securities. The business address of West Coast Equity Partners LLC is 703 Crestview Drive, San Carlos, California 94070.

(51)

Shares hereby offered consist of 180,000 PIPE Shares held directly by XN Exponent Master Fund LP. XN Exponent Master Fund LP is a limited partnership organized under the laws of the Cayman Islands. XN Exponent Advisors LLC serves as investment manager to XN Exponent Master Fund LP (the “Fund”) and has discretionary authority to make investment decisions and determine how to vote any securities held by the Fund. XN Exponent Advisors LLC is wholly owned by XN LP, a registered investment advisor. The general partner of XN LP is XN Management GP LLC, which is indirectly controlled by Gaurav Kapadia. The principal business address of the entities referenced herein is 412 West 15th Street, 13th Floor, New York, New York.

PLAN OF DISTRIBUTION

The Selling Securityholders, which as used herein, includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our common stock or warrants or interests in our common stock or warrants received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of common stock or warrants or interests in our common stock or warrants on any stock exchange, market or trading facility on which shares of our common stock or warrants, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of their shares of common stock or warrants or interests therein:

The Selling Securityholders may use any one or more of the following methods when disposing of their shares of common stock or warrants or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	one or more underwritten offerings;

•

block trades in which the broker-dealer will attempt to sell the shares of common stock or warrants as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	distributions to their members, partners or shareholders;

•	short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•	directly to one or more purchasers;

•	through agents;

•	broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares of common stock or warrants at a stipulated price per share or warrant; and

•	a combination of any such methods of sale.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some shares of our common stock or warrants owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of common stock or warrants, as applicable, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer shares of our common stock or warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares of our common stock or warrants or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock or warrants in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of our common stock or warrants short and deliver these securities to close out their short positions, or loan or pledge shares of our common stock or warrants to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our common stock or warrants offered by this prospectus, which shares or warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Securityholders from the sale of shares of our common stock or warrants offered by them will be the purchase price of such shares of our common stock or warrants less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of share of our common stock or warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Securityholders.

The Selling Securityholders also may in the future resell a portion of our common stock or warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of shares of our common stock or warrants or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of shares of our common stock or warrants may be underwriting discounts and commissions under the Securities Act. If any Selling Securityholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Securityholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, our common stock or warrants to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate the offering of shares of our common stock and warrants offered by the Selling Securityholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock or warrants. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of common stock or warrants than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our common stock or warrants by bidding for or purchasing shares of common stock or warrants in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of common stock or warrants sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock or warrants at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Under the Registration Rights Agreement, we have agreed to indemnify the Selling Securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders have agreed to indemnify any underwriter against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding. We have agreed to pay all expenses in connection with this offering, other than underwriting commissions and discounts, brokerage fees, underwriter marketing costs, and certain legal expenses. The Selling Securityholders will pay any underwriting commissions and discounts, brokerage fees, underwriter marketing costs, and certain legal expenses relating to the offering.

Selling Securityholders may use this prospectus in connection with resales of shares of our common stock and warrants. This prospectus and any accompanying prospectus supplement will identify the Selling Securityholders, the terms of our common stock or warrants and any material relationships between us and the Selling Securityholders. Selling Securityholders may be deemed to be underwriters under the Securities Act in connection with shares of our common stock or warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Securityholders will receive all the net proceeds from the resale of shares of our common stock or warrants.

A Selling Securityholder that is an entity may elect to make an in-kind distribution of common stock or warrants to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable shares of common stock or warrants pursuant to the distribution through a registration statement.

We are required to pay all fees and expenses incident to the registration of shares of our common stock and warrants to be offered and sold pursuant to this prospectus.

LEGAL MATTERS

Latham & Watkins LLP has passed upon the validity of the securities of Hippo Holdings offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The consolidated financial statements of Hippo at December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021 included in this prospectus, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.